Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, on May 1, 2019, Ultralife Corporation (the “Company”) completed its acquisition of 100% of the issued and outstanding shares of Southwest Electronic Energy Corporation (“SWE”) for an aggregate purchase price of $25.0 million in cash, net of cash acquired and subject to customary post-closing working capital adjustments (the “SWE Acquisition”). The final purchase price of the SWE Acquisition was $26.2 million, inclusive of $0.9 million cash acquired and post-closing adjustments.

The SWE Acquisition was completed pursuant to a Stock Purchase Agreement dated May 1, 2019 (the “Stock Purchase Agreement”) by and among Ultralife, SWE, Southwest Electronic Energy Medical Research Institute, a Texas non-profit (the “Seller”), and Claude Leonard Benckenstein, an individual (the “Shareholder”).

The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2018 gives effect to the acquisition as if it had occurred on January 1, 2018, the beginning of our fiscal year. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the acquisition as if it had occurred on December 31, 2018.

The historical condensed combined financial information has been adjusted to give effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the pro forma condensed combined statement of comprehensive income, expected to have a continuing impact on the combined results. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the Company’s historical audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the historical audited financial statements of SWE for the year ended December 31, 2018, as filed hereto as Exhibit 99.2.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of the financial position or results of operations had the SWE Acquisition been completed as of the dates indicated and does not purport to indicate the future combined financial position or results of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2018

(Dollars In Thousands)

	Ultralife Corporation and Subsidiaries	SWE	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined

Current Assets:
Cash and Restricted Cash	$25,934	$2,952	$(13,574)	a	$15,312
Marketable Securities	0	4,501	(4,501)	b	0
Trade Accounts Receivable, Net	16,015	4,400	(779)	c	19,636
Inventories, Net	22,843	4,751	(66)	c, d	27,528
Prepaid Expense and Other Current Assets	2,429	506	(75)	c	2,860
Total Current Assets	67,221	17,110	(18,995)		65,336
Property, Equipment and Improvements, Net	10,744	7,634	1,543	e	19,921
Goodwill	20,109	0	6,474	f	26,583
Other Intangible Assets, Net	6,504	8	3,641	g	10,153
Deferred Income Taxes, Net	15,444	69	(1,080)	h	14,433
Other Non-Current Assets	82	0	0		82
Total Assets	$120,104	$24,821	$(8,417)		$136,508

Current Liabilities:
Accounts Payable	$9,919	$1,404	$(344)	c	$10,979
Accrued Compensation and Related Benefits	1,494	348	(68)	c	1,774
Accrued Expenses and Other Current Liabilities	3,413	898	(459)	c	3,852
Current Portion of Long-Term Debt	0	0	1,283	i	1,283
Income Taxes Payable	121	8	(8)	c	121
Total Current Liabilities	14,947	2,658	404		18,009
Long-Term Debt	0	0	13,342	i	13,342
Deferred Income Taxes, Net	591	0	0		591
Other Non-Current Liabilities	32	0	0		32
Total Liabilities	15,570	2,658	13,746		31,974
Total Shareholders' Equity	104,534	22,163	(22,163)	j	104,534
Total Liabilities and Shareholders' Equity	$120,104	$24,821	$(8,417)		$136,508

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

Year Ended December 31, 2018

(Dollars In Thousands, Except Per Share Amounts)

	Ultralife Corporation
	and Subsidiaries	SWE	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined

Revenues	$87,190	$28,680	$0		$115,870
Cost of Products Sold	61,607	19,279	(172)	e, k	80,714
Gross Profit	25,583	9,401	172		35,156
Operating Expenses:
Selling, General & Administrative	14,520	6,446	11	e, g, k	20,977
Research & Development	4,508	2,839	(117)	e, k	7,230
	19,028	9,285	(106)		28,207
Operating Income	6,555	116	278		6,949
Other Expense (Income)
Interest Expense, Net	63	0	660	l	723
Other Income, Net	(121)	(343)	343	m	(121)
	(58)	(343)	1,003		602
Income Before Income Taxes	6,613	459	(725)		6,347
Income Tax Benefit	18,386	(119)	152	n	18,419
Net Income	24,999	340	(573)		24,766
Net Income Attributable to Non-Controlling Interest	69	0	0		69
Net Income Attrributable to Ultralife Corporation	24,930	340	(573)		24,697
Other Comprehensive Loss	(1,175)	(406)	406	m	(1,175)
Comprehensive Income Attributable to Ultralife Corporation	23,755	(66)	(167)		23,522
Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Basic	$1.57				$1.56
Net Income Per Share Attributable to Ultralife Corporation Common Shareholders - Diluted	$1.53				$1.51
Weighted Average Shares Outstanding - Basic	15,882				15,882
Weighted Average Shares Outstanding - Diluted	16,347				16,347

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(Dollars in Thousands)

Note 1 – Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to the pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of comprehensive income, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. As an acquirer for accounting purposes, the Company has estimated the fair value of SWE’s assets acquired and liabilities assumed and ensured that the accounting policies of SWE were consistent with that of the Company.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma condensed combined financial information does not reflect the agreed upon departure of the Shareholder from SWE and the dissolution of the SWE Board upon consummation of the SWE Acquisition or the realization of any expected cost savings or other synergies from the acquisition of SWE as a result of restructuring activities, other cost savings initiatives or sales synergies following the completion of the business combination.

Note 2 – Funding Transaction

The Company completed the acquisition of SWE for a total aggregate purchase price of $26,190 inclusive of $942 cash acquired and final post-closing adjustments. The purchase price was funded by the Company through a combination of cash on-hand and borrowings under the Credit Facilities (as defined in Item 2.03 of the Original Form 8-K).

Note 3 – Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of SWE’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price as of the acquisition date.

Cash	$942
Accounts Receivable	3,621
Inventories	4,685
Prepaid Expenses and Other Current Assets	431
Property, Equipment and Improvements	9,177
Goodwill	6,474
Other Intangible Assets	3,649
Accounts Payable	(1,060)
Other Current Liabilities	(718)
Deferred Tax Liability, Net	(1,011)
Net Assets Acquired	$26,190

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and statement of comprehensive income. The final purchase price allocation will be determined as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in the valuation of assets acquired and liabilities assumed, including but not limited to intangible assets, inventories, fixed assets, deferred taxes and residual goodwill.

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Represents cash on-hand of $11,564 paid by the Company upon closing the SWE Acquisition, comprised of $11,407 paid to the Seller and $157 in debt issuance costs, net $942 cash acquired, and the elimination of the SWE cash balance at December 31, 2018.

(b)	Reflects adjustment for marketable securities retained by the Seller under the terms of the Stock Purchase Agreement.

(c)	Reflects changes in working capital as of the acquisition date based on the preliminary purchase price allocation as shown in Note 3.

(d)

Reflects the net adjustment to recognize inventory at estimated fair value as of the acquisition date, inclusive of a $264 step-up adjustment determined based on the estimated selling price of the inventory less the remaining manufacturing and selling effort and a normal profit margin on those manufacturing and selling efforts. The step-up in inventory will increase cost of products sold by $264 over approximately three months from the date of acquisition as the inventory is sold. The increase is not reflected in the pro forma condensed combined statement of comprehensive income because it does not have a continuing impact.

(e)

Reflects the estimated fair value of property, equipment and improvements as of the acquisition date. The estimated useful life of the SWE facility is 40 years. All other estimated useful lives range from 2 to 10 years. The following table summarizes the estimated change in depreciation expense.

Year Ended December 31, 2018
Estimated depreciation expense	$388
Historical depreciation expense	590
Pro forma adjustment	$202

Pro forma adjustments of $21, $12 and $169 are reflected for cost of products sold, research and development, and selling, general & administrative expense, respectively, to reflect the estimated change in depreciation expense.

(f)

Represents the goodwill resulting from the SWE Acquisition based on the preliminary valuation of the assets acquired and liabilities assumed as of the acquisition date. Refer to Note 3 for the preliminary purchase price allocation.

(g)

Reflects the preliminary valuation of identifiable intangible assets. The estimated fair value of identifiable intangible assets was determined using the income approach requiring a forecast of all expected future cash flows and the use of certain assumptions and estimates. The following table summarizes the estimated fair value, the estimated useful life and the estimated annual amortization for each of the identifiable intangible assets resulting from the preliminary valuation analysis.

			Annual
		Estimated	Estimated
	Estimated Fair	Useful Lives	Amortization
	Value	in Years	Expense
Customer Relationships	$2,522	15	$168
Trade Name	1,127	15	75
Total	$3,649		$243

The estimated annual amortization is reflected as a pro forma adjustment to selling, general and administrative expense. The preliminary estimates of fair value and estimated useful lives for identifiable intangible assets are subject to change as more detailed analyses are completed, including the completion of an independent valuation by a third-party specialist, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A halving or doubling of the attrition estimates used to estimate the fair value of the customer relationships could cause a corresponding 44% increase or 43% decrease, respectively, in the valuation of intangible assets. An increase or decrease in the estimated useful lives of the identifiable intangible assets by five years could cause a corresponding change in the valuation of intangible assets by approximately 2% or 3%, respectively. There would also be a corresponding impact to the annual intangible amortization expense.

(h)

Reflects deferred tax liabilities of $765 and $360 recognized on the identifiable intangible assets acquired and the fair value step-up adjustment for property, equipment and improvements, respectively, partially offset by a deferred tax asset associated with the net adjustment to recognize inventory at fair value at the date of acquisition.

(i)

Represents $14,782 in total borrowings under the Amended Credit Agreement used to finance the SWE Acquisition. Borrowings are comprised of $8,000 principal on the Term Loan Facility and $6,782 drawn against the Revolving Credit Facility. Debt issuance costs of $157, including placement, renewal and legal fees, are reflected as an offset against long-term debt and will be amortized over the term of the Credit Facilities.

(j)	Represents the elimination of the historical shareholders’ equity of SWE.

(k)

Reflects the elimination of historic rent expense on certain machinery and equipment owned by Royal Marine Leasing Co., Inc., a Texas Corporation wholly owned by the Shareholder, and transferred to SWE under the terms of the Stock Purchase Agreement. Pro forma adjustments of $151, $105 and $63 are reflected for cost of products sold, research and development, and selling, general & administrative expense, respectively. The estimated fair value of the transferred machinery and equipment as of the acquisition date is reflected in the fair value step-up adjustment for property, equipment and improvements, and the annual depreciation based on the estimated useful lives is reflected in the depreciation pro forma adjustment. See (e) above.

(l)	Represents estimated interest of $625 on borrowings drawn under the Amended Credit Agreement to finance the SWE Acquisition plus debt issuance cost amortization of $35.

(m)	Reflects the elimination of net realized investment income and net unrealized investment loss on marketable securities retained by the Seller under the terms of the Stock Purchase Agreement.

(n)	Reflects the income tax effect of pro forma adjustments.

Note 5 – Non-Recurring Transaction Costs

Non-recurring transaction costs of $165 directly related to the acquisition, including one-time accounting, legal and due diligence services, were incurred and expensed during the first half of 2019. These costs are not reflected in the pro forma condensed combined statement of comprehensive income because they do not have a continuing impact.